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                                                                    EXHIBIT 99.1

CONTACT:
MIKE EL-HILLOW
EXECUTIVE VICE PRESIDENT, CHIEF FINANCIAL OFFICER
ADVANCED ENERGY INDUSTRIES, INC.
970-407-6570
MIKE.EL-HILLOW@AEI.COM



FOR IMMEDIATE RELEASE

               ADVANCED ENERGY RESPONDS TO MKS INSTRUMENTS LAWSUIT

FORT COLLINS, COLORADO (MAY 15, 2003)-Advanced Energy Industries, Inc. (Nasdaq:
AEIS) today announced that, contrary to allegations in a complaint filed on May 14, 2003 by MKS Instruments, Inc., Advanced Energy is confident that Xstream(TM), its new reactive gas generator product, is not in violation of any MKS patent. In May 2002, a Delaware court clearly defined the limits of the MKS technology and its 6,150,628 patent. Advanced Energy respects those limits, and designed its new product to avoid infringement of any MKS patent based upon the advice of a team of independent experts. The four additional patents that have issued to MKS since the time of the Delaware litigation are continuations of the 6,150,628 patent based upon the same technology.

Advanced Energy filed an action last month in a Federal Court in Denver for a declaratory ruling of non-infringement in order to permit Advanced Energy to market its Xstream technology, which is the subject of Advanced Energy's own patents and pending applications.

ABOUT ADVANCED ENERGY
Advanced Energy is a global leader in the development and support of process-centered technologies critical to plasma-based manufacturing processes used in the production of semiconductors, flat panel displays, data storage products, compact discs, digital video discs, architectural glass, laser, medical and other advanced product applications.

Leveraging a diverse product portfolio and technology leadership, AE creates solutions that maximize process impact, improve productivity and lower cost of ownership for its customers. This portfolio includes a comprehensive line of technology solutions in power, flow and thermal management, plasma and ion beam sources, and integrated process monitoring and control for original equipment manufacturers (OEMs) and end-users around the world.

AE operates globally from regional centers in North America, Asia and Europe, offering global sales and support through direct offices, representatives and distributors. Founded in 1981, AE is a publicly-held company traded on the Nasdaq National Market under the symbol AEIS. For more information, please visit our corporate website: www.advanced-energy.com.


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Safe Harbor Statement
This press release contains certain forward-looking statements, including Mr. Schatz' expectations with respect to Advanced Energy's financial results for the second quarter of 2003. Forward-looking statements are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. Such risks and uncertainties include, but are not limited to: the volatility and cyclicality of the semiconductor and semiconductor capital equipment industries, Advanced Energy's ongoing ability to develop new products in a highly competitive industry characterized by increasingly rapid technological changes, Advanced Energy's ability to successfully integrate acquired companies' operations, and other risks described in Advanced Energy's Form 10-K, Forms 10-Q and other reports and statements, as filed with the Securities and Exchange Commission. These reports and statements are available on the SEC's website at www.sec.gov. Copies may also be obtained from Advanced Energy's website at www.advanced-energy.com or contacting Advanced Energy's investor relations at 970-221-4670. The company assumes no obligation to update the information in this press release.

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